                                                                    Exhibit 23.2

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Triad Hospitals, Inc. for the registration of $800,000,000 of securities and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the consolidated financial statements of Triad Hospitals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, and to the incorporation by reference therein of our report dated August 4, 2000, with respect to the consolidated financial statements and schedule of Quorum Health Group, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2000, both filed with the Securities and Exchange Commission.

                                      /s/ Ernst & Young LLP
October 8, 2002
Dallas, Texas